UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

         __  Form 10-K   ____ Form 20-F      ____Form 11-K
         _X_ Form 10-Q   ____ Form N-SAR

For period ended:

____ Transition report on Form 10-K
____ Transition report on Form 20-F
____ Transition report on Form 11-K
__X_ Transition report on Form 10-Q
____ Transition report on Form N-SAR

For the Transition Period Ended:

                                October 31, 1998
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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Part I - Registrant Information

         AMERICAN MILLENNIUM CORPORATION, INC.
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         Full name of Registrant:

         29425 CR 561
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         Address of Principal Executive Office (Street and Number):

         TAVARES, FL 32778
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         City, State and Zip Code

Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b), the following should be completed. (Check box if appropriate)

_X_ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
_X_ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portions thereof will be filed on or before the fifth calendar day following the prescribed due date; and
__ (c) The accountant's statements or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III- NARRATIVE

American Millennium Corporation, Inc. is unable to file the Form 10-QSB for the period ended October 31, 1998 within the prescribed period due to unforeseen delays in preparation of the financial statements. The completed financial statements are expected to be available within the requested five day extension period. Financial figures are pending, with estimates currently unavailable.

Part IV - Other Information

1. Name and telephone number of person to contact in regard to this notification:
   James C. Statham 352/742-5010

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2. Have all other periodic reports required under Section 13 or 15(d) of the
Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for shorter periods that the registrant was required to file such report(s) been filed? IF the answer is no, identify report(s).

                                            [X} Yes  [  ] No
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3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                            [X]Yes   [  ] No
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If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                      American Millennium Corporation, Inc.
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                   Name of Registrant as Specified in Charter:

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  12/14/1998                                  By:/s/ JAMES C. STATHAM
                                                      --------------------------
                                                   Name:  JAMES C. STATHAM
                                                   Title:   PRESIDENT